Correlate Health

We Are Digital Health


Correlate
Health
Where Cloud, Mobile Health, and
Business Intelligence come together.

Invest

$99.40 minimum investment

Deadline December 30, 2021
in 3 months

Share Price
$0.71

Total Raised
$27,924

Valuation
$2,605,700

INTRODUCTION

Correlate® Health is a digital health company that focuses on the development, acquisitions and investments of healthcare meaningful use applications, web services, and data transformation tools that enable new care models. This includes virtual care, remote care delivery, and care pathways that engage patients and consumers to manage their personal health and wellness using digital tools and technologies.

SUCCESS TO DATE

- Established Strategic Partnerships that will give the company immediate access to over 10,000 Healthcare Organizations with over 280,000,000 Patients
- Raised nearly $100,000 from Angel Investors
- Filed Trademarks for Correlate Health, LooPT, Correlate, and Digital Health TV
- Provisional Patent for LooPT Medical Device Management Solution
- Provisional Patent for The Process of creating Non-Fungible Tokens (NFT) Patient Data using Remote Patient Monitoring with Cloud Applications, Devices, Wearables, EHRs and Digital Health Marketplaces
- The Process of Attaching Patient Data, Superbill and Itemized Bill to Create Non-Fungible Tokens (NFT) To Expedite the Claims Adjudication Process
- Member of "Patientory Association" a Global Nonprofit Healthcare Member Organization, that facilitates the adoption of emerging technologies in the healthcare industry
- Press mentions in Forbes and others

PROBLEM

Problem


For patients selecting the appropriate healthcare applications to manage their health can often be confusing.
Correlate enables physicians and care teams to easily assign meaningful use applications to the individual patient's portal.

Some of the biggest pain points in healthcare include interoperability, accessibility and security. Digital Health tools are crucial to accessing patient data for proactive care delivery and better outcomes.

Nearly one-third of hospitals and health systems report that their interoperability efforts are insufficient according to a survey from the Center for Connected Medicine (CCM). Electronic Health Records (EHRs) and other Health IT (HIT) systems must be able to communicate with each other to support accurate, efficient, and meaningful exchange of clinical data.

An all-inclusive platform that allows physicians to help care teams and engage patients more effectively is needed to facilitate the following:

- **Interoperability** - A digital health method to improve the connection between patients and clinicians. Thus allowing different information systems, devices and applications to access, exchange, integrate and cooperatively use data in a coordinated manner to provide timely and seamless portability of information and optimize the health of individuals and populations globally.
- **Meet Meaningful Use Objectives** - Meaningful Use is defined by the use of certified EHR technology in a meaningful manner ensuring that the EHR technology connects in a manner that provides for the electronic exchange of health information to improve the quality of care.
- **Combat COVID-19** - The COVID-19 Pandemic has contributed to a growing stress on the current healthcare system. The reduction of outpatient services to mitigate transmission threatens continuity of care for acute and chronic patients, calling for rapid adoption of virtual care models.

SOLUTION


Correlate
Health
Digital Health
Marketplace

Digital Health Marketplace


The Correlate platform enables the Care Team to order Digital Health Apps, Micro Services and Solutions within the Provider's Enterprise Portal.
Patient Encounter
Provider Order - Correlate
Digital Health – Patient Portal
Remote Monitoring
Machine Learning
Patients can then access these digital tools from the Patient Portal so that they can actively manage their health.

Solution

Correlate® is a Digital Health Marketplace. A secure platform where both patients and health care teams can benefit. Correlate provides a complete digital health management marketplace with a wide array of tools and services to serve healthcare organizations, patients, and care teams all within one platform.

Covid-19 has increased the awareness and acceleration of digital health technologies, telemedicine, and other virtual care models such as remote patient monitoring (RPM). RPM models involve collecting real-time patient data while patients are not located in the healthcare facility to adjust care plans for patients based on real-time feedback and to empower patients with the ability to track and participate in their own health progress.

Correlate® Health platform is enhanced with blockchain security, interoperability, and improves critical data sharing between key stakeholders. It also:

- enables physicians and care teams to easily assign meaningful use applications to the individual patient's portal. Patients are now using applications and digital services that fit their individual care plan.
- allows providers to track their patient's engagement so that they can keep up with the patient's progress, drive interventions and outcomes accordingly, all within one dashboard.
- additional features and services include, a CPT Code widget for Remote Patient Monitoring, enabling automations for provider reimbursement, other decision-making tools, many patient-facing apps, medical device management solution, along with media assets for patient education and much more.

We also partner with vendor Digital Health providers with a subscription service which allows patients and providers to utilize a wide variety of apps and solutions on Correlate's platform according to the patient's care management.

LooPT is Correlate Health's first proprietary SaaS, a Medical Device Management DApp. A MicroService of many digital health tools offered in the **Correlate Marketplace**. Providers will now be able to assign LooPT to Patients with Medical Devices as a part of their individual care management plan.

Patient dashboard


Patient Dashboard
LooPT
My Devices
Messages
My Chart
Virtual Visit
Medication Reminder
Settings

Provider dashboard


Provider Dashboard
LooPT
My Patient Devices
Messages
My Patient Chart
Virtual Visit
Settings
LooPT
My Patient Device Chart
Probasics Brand Zzz-Mask SG Full Face CPAP Mask
Ellipse Implantable Cardioverter Defibrillators Model Number: CD1377-36C
NC Trek RX Coronary Dilatation Catheter Device ID: 08717648152054
Add Device
Recalled Device. Click list to take action

Recalled product page


Recalled Product Page
Recalled Product:
NC Trek RX Coronary Dilatation Catheter and NC Traveler RX Coronary Dilatation Catheters
Models: Balloon diameters 4.0mm, 4.5mm and 5.0mm
Lots: See a full list of affected devices
Distribution Dates: August 2019 to January 2020
Devices Recalled in the U.S.: 13,891
Date Initiated by Firm: January 29, 2020
Reason for Recall:
Abbot Vascular is recalling the NC Trek RX Coronary Dilatation Catheter and NC Traveler RX Coronary Dilatation Catheters, balloon diameters 4.0mm, 4.5mm and 5.0mm because the balloons from the impacted lots may not deflate as intended. This issue is due to weaker material close to the balloon bond resulting from excessive exposure to heat during manufacturing. Use of these devices may cause serious adverse health consequences, such as prolonged cardiac ischemia (reduced blow flow to the heart), air embolism, thrombosis (clot in the artery), myocardial infarction (heart attack), and additional surgery that could lead to post-operative complications, including death. Abbot Vascular has received 13 complaints related to this issue. One death has been reported.
Contact Information:
Customers who have questions or need additional information about this recall should contact your local Abbott Vascular Representative or Customer Service department at: 800.227.9902.
Request a Virtual Visit With Your Provider

Schedule a telehealth visit


Schedule A Telehealth Visit
Simple-to-use unified video, audio, content sharing, and chat platform.
Encrypted and secure to enable HIPAA compliance.
Connectivity with point-of-care devices such as digital stethoscopes and exam cameras.
Patient Dashboard
Recalled Product Page

Meaningful Use Cases

Use Case 1
A caregiver did not know the type shunt or settings for a child with hydrocephalus (water on the brain).The physician had to resort to x-rays and a CT scan, which are very harmful to children. One CT scan in 10,000 children can cause an incurable, deadly cancer.

Use Case 2
A woman who suffered a spinal cord injury needed an MRI. She had a brain aneurysm clipped a few years earlier, and even though her physician recognized the clip as MRI compatible, the radiologist, as per the guidelines of the radiological association, did not want to take the risk of the clip moving or heating up. Urgent treatment was delayed three days because the hospital required records from another healthcare facility to prove the type of clip used.

Use Case 3
A patient who had been in an accident a few years earlier and had part of his skull replaced with a (titanium) mash. Again, no records were available, and it required the physician sending his X-ray to the manufacturer of the implant who then confirmed the type of implant.

BUSINESS MODEL

The Company operates based on a Fee-for-Service, Transaction, Freemium, Subscription, Licensing, integration Platform as a Service (iPaaS), Blockchain as a Service (BaaS) and Software as a Service (SaaS) revenue model.

- Revenue Sharing w/Developers - 30% Transaction Fees
- Monthly | Annual Subscription Fees - 3 Tier Model
- Implementation Fees - Client Services
- Licensing Fees - Proprietary Solutions i.e(LooPT)
- Big Data Revenue - Pay Per Use/Commission

One of Correlate's competitive advantages is a proprietary micro service that aligns with automations and health data asset creation.

The 21st Century Cures Act requires patients to have access to their electronic medical records health data free of charge. On Correlate's platform:

- Patients can then monetize their health data, create Blockchain-enabled protocol NFTs (Non-Fungal Tokens) to earn royalties and participate in DeFi protocols.
- Providers the Health Data NFTs widget can help expedite and provide a faster resolution to rejected or denied claims.

MARKET

Correlate® Health is well-positioned in four distinct global markets, including:

- Digital Health
- Blockchain Technology in Healthcare
- Healthcare Cloud Computing
- Big Data Analytics in Healthcare

Digital health market



DIGITAL HEALTH MARKET
Global Market Insights
$86.4 BN
CAGR (2019-25): 29.6%
>$504.4 BN
2018
2019
2020
2021
2022
2023
2024
2025
U.S. procured a massive share of the global landscape in 2018
Digital health systems technology share by 2025: $156.9 BN
mhealth technology CAGR (2019-25): 38.8%
UK industry share by 2025: $28.3 BN
Japan industry revenue by 2025: $27.4 BN
Germany market CAGR (2019-25): 29.8%

The Global Digital Health Market value is expected to surpass USD 504.4 billion by 2025, according to a new research report by Global Market Insights, Inc. Demand for remote monitoring services due to rising incidences in chronic diseases worldwide is a major factor propelling the global market.

Government initiatives and funding in other countries is favorable for the adoption of digitalized systems and is set to fuel the digital health industry. Health Information Technology for Economic and Clinical Health (HITECH) Act, implemented in the U.S, promotes the meaningful use of health information technology providing $20 billion to hospitals and doctors to support their installation of EHRs. The market is expected to expand business in the coming years.

EHR business is estimated to reach USD 139.4 billion by 2025. The ability of these systems to exchange health information electronically to provide improved patient care are major factors contributing towards business growth. These systems enable providers to more effectively diagnose patients, reduce medical errors, and provide safer care to patients with better communication will further escalate segmental growth over the coming years.

Global market insights



Global Market Insights
Insights to innovation.
BLOCKCHAIN TECHNOLOGY IN HEALTHCARE MARKET
Regional Analysis
Germany dominated the Europe market with a revenue of $2.9 MN in 2018
Switzerland market CAGR (2019-25): 73.3%
U.S. led the NA market with a revenue of $24.8 MN in 2018
India industry CAGR (2019-25): 81.9%
2018
$48.2 MN
CAGR (2019-25)
>65%
2025
>$1,636.7 MN

The Global Blockchain Technology in Healthcare Market is set to surpass USD 1,636.7 million by 2025, according to a new research study published by Global Market Insights, Inc. The adoption of blockchain technology could save the healthcare industry as much as $100-$150 billion per year by 2025 in data breach-related costs, IT costs, operations costs, support function costs, personnel costs and costs associated with fraudulent and counterfeit products.

Blockchain is a recognized technology that is helping healthcare facilities save huge amounts of money from frauds, counterfeit drugs and hence, positively impact the outcomes of healthcare. Healthcare data breaches cost around USD 380 per patient record, resulting in high annual losses. Hence, implementation of blockchain technology in healthcare will help save billions of dollars.



Global Market Insights
HEALTHCARE CLOUD COMPUTING MARKET
CAGR (2019-25):
15%
Non-clinical segment
15.7%
Private cloud computing sector
>15%
Services segment
15.7%
Pharmacies end-use sector
NA market value (2018): >$8.5 BN
Europe market CAGR (2019-25): 15.5%
2018
$20 BN
CAGR (2019-25)
15.7%
2025
>$55 BN

Healthcare cloud computing market

Healthcare Cloud Computing Market size is set to exceed 55 billion by 2025, according to a new research report by Global Market Insights [1]. Rising adoption of information technology (IT) in the healthcare sector is the key factor driving healthcare cloud computing market growth during the forecast period. Usage of cloud computing techniques provides IT facilities to retrieve assets from the internet by using web-based tools and applications.



BIG DATA

Big data

Big Data Analytics Market was valued at approximately USD 19.72 billion in 2017 according to Zion Market Research and is **expected to generate revenue of around USD 68.03 billion by 2024**, growing at a compound annual growth rate (CAGR) of around 19.34% between 2018 and 2024. As Digital interactions between patients and health systems lead to a high amount of available data.

PRESS

- Pandemic Privacy Concerns Give Blockchain Its Day In The Sun - Forbes, Jun 26, 2020
- BlockHealth Summit - Panel - Health Data Integration - Patientory Association, Apr 11, 2019
- BlockInterop Wins Praise for Its Far-Reaching Digital Health SaaS and iPaaS Marketplace - Correlate Health, formerly BlockInterop Press, Nov 12, 2020
- Correlate Health, formerly, BlockInterop Webinar: Medical Device Interoperability and Meaningful Use - Patientory Association, Oct 27, 2020

TEAM



Nailah Malak, Ph.D.

Co-Founder, CEO, CTO, Correlate Health

Nailah Malak, Ph.D, Co-Founder, Chief Executive Officer and Chief Technology Officer, is a Certified Interoperability Professional, recognized as a leading Healthcare Engineer and Project Manager in the industry. Nailah has successfully fulfilled consulting engagements for notable healthcare organizations such as Stanford Hospital and Clinic, UC Davis, Mayo Clinic, Catholic Health Initiatives, Siemens and Medtronic. Approximately 16 years of her experience has been working with Electronic Medical Records Conversions and Implementations with a total of 12 Go-Lives. Nailah has authored guides and trained technical end users for company wide software programs and the implementation of HIPAA compliance regulations, Meaningful Use regulations, and HIS security deployment. She holds a Doctorate Degree in Interoperability Engineering with 20 years' experience as a Digital Health Analyst, Engineer, Developer and Project Manager.



Charon Collier

Co-Founder, President, COO, Correlate Health

Charon C. Collier, Co-Founder, President, Chief Operational Officer, is a Health Information Management (HIM) Professional. She has worked for some of the most notable healthcare systems in the country, including Sutter Health of Northern California where she had the opportunity to travel and work for several locations throughout the state of California. During her time with Sutter Health she worked in several roles, most prominently as a supervisor providing support to the Health Information Management (HIM) teams during their transition to Electronic Health Record (EHR). She also has worked for the University of California, Davis (UCD) Healthcare System in the Kidney Transplant Clinic, where she was a valuable team member and contributed to the growth and success of the Reno Transplant Program at UCD. Charon has over 20 years' experience in healthcare, administration, health information management and revenue cycle management.



Anthony T. Farrar

Co-Founder, CFO, CLU, ChFC, Correlate Health

Anthony T. Farrar, CFO, CLU, ChFC, Chief Financial Officer is the Founder and CEO of Farrar Financial Group an insurance and financial services company. He brings a wealth of knowledge and experience along with empowering comprehensive business strategies. Tony held the role as senior auditor for Price Waterhouse in which he performed services for major clients such as Anheuser Bush, Ralston Purina and Farm Credit Banks. He has been instrumental in growing sales in excess of $3 million and successful in growing his company to well over 5,000 clients all within a highly competitive market. Tony has over 23 years' experience in financial planning, investment strategies, strategic planning and client relations. Tony graduated from Hampton University with a Bachelor of Science degree in Accounting.



Carla S. Johnson, MBA, PMP®

Chief Strategy Officer, Correlate Health

Carla S. Johnson, MBA, PMP®, Chief Strategy Officer is a Humanitarian Supply Chain Management Professional with a proven track record of fighting global poverty by improving the efficiency and effectiveness of the supply chain. Carla is a proven leader and team builder with 20 years of experience in Supply Chain Management, Logistics, Warehousing & Distribution, Inventory Management, Material Requirements Planning, Import/Export Compliance, Lean Enterprise Implementation, Project Management, Process Reengineering, Continuous Improvement, Six Sigma, Proposal Development, Project Management, Gifts in Kind (GIK) Management, and Donor Compliance. Carla is a graduate of the Georgia Institute of Technology with a Bachelor of Science degree in Industrial & Systems Engineering, and she received a Master of Business Administration degree from Emory University's Goizueta Business School. She currently lives in Atlanta, GA.



Tulasee Rao Chintha

Solutions Architect, Correlate Health

Tulasee Rao Chintha, Solutions Architect is a Full-Stack Developer dedicated to providing top-notch business solutions that enhance productivity, improve quality, sustain business performance and maximize revenue potential. He holds a Bachelor's of Technology in Computer Science & Engineering and over 16 years of application development, his professional background encompasses a focus on full-stack development, Ruby on Rails and IoT Architectures and software application development. He has a proven record and successes in team-building and project management from conception to completion. His career demonstrates expertise in Ruby On Rails, Java/J2ee, HTML5, JavaScript, Angular4, React/Redux, NodeJS, JQuery, MongoDB, Redis, Sinatra, Padrino, Postgres, and MySQL. He is also proficiently adept in TDD and BDD development methodologies, Agile Development (Iterations and standup meetings, etc.) and Scala, GitHub, Bitbucket, Angular Material Design, Elixir, Amazon EC2, and Heroku.



Jennifer Ponder

Digital Health Technical Lead, Correlate Health

Jennifer Ponder, Digital Health Technical Lead is a certified Full Stack Web Developer where she has worked on freelance projects specializing in front-end development in React. She has worked for a practice management SaaS company in technical product support as a research analyst, where she was responsible for troubleshooting technical issues and researching product feature requests to help clients scale their businesses. She is also currently becoming more involved in the tech space as an advocate for women, speaking at conferences and continuing to be a moderator for panels. Most recently she was the moderator for the Women of Blockchain Atlanta celebration event panel. She is also an experienced client relations and client account management professional with digital marketing management and social media brand strategy experience. She holds a Bachelor's Degree in Mass Communications with a concentration in Public Relations, an Associate of Science degree in Health Information Management and is certified in medical billing and insurance coding.

TESTIMONIALS



"As a Neurosurgeon, I have been wishing for this technology to be operative years ago! All I need to do is give three (out of six or seven) examples from the past **three months** where LooPT would have saved a lot of money and time, and above all would have enhanced patient safety."

J. Paul Muizelaar, MD, PhD
Professor of Neurosurgery, Marshall University, Huntington, WV
Former Emeritus Julian R Youmans endowed Professor and Chair, Dept. of Neurosurgery
University of California Davis

ADVISORS AND INVESTORS



Miles David Johnson, MD

Medical Director | Changing Phases Behavioral Support & Methadone Treatment Center
Chief of Adult Medicine | Healing Community Centers



Kecia J. Waddell, Ph.D.

Founding Officer and Member | Black Blockchain Consultants
Executive Director | The Center for Blockchain Studies
Chief Training Officer | Blockchain Consortium International & 10K Project, Inc.



Talisha M. Shine, MBA, CBE, GBA Certified Consultant

Former VP of Blockchain Consortium International



Kenneth A. Goodwin Jr., MBA, TEDxSpeaker

Senior Managing Principal and President Jeanensis Capital Markets



Tonyka McKinney, DrPH, MPH

Doctor of Public Health
Senior Advancement Officer | CDC Foundation



Scott McKee, MBA

Founder and Managing Member of Sidecar Group



Osama Elhassan, B.Sc., M.Sc., D.I.C., Ph.D.
Health Informatics Specialist & Smart Health Department, Dubai Health Authority & Board Member at ISfTeH | Dubai Health Authority



Mazin Gadir, Ph.D. MSc BEng PMP Prosci LSSGB EBAS ICA-BAF ICA-ACC
Strategy & Organizational Transformation Advisor | Digital Health and Innovation Consultant



Wanda Collier
Operations Management Specialist



Dr. Diane Wolcott Watson
Administration of Regulatory Compliance



Sandra McClintock
Technical Writer & Publications Consultant



John Phelps
CEO of AMP Medical Group



Galen Newsome
Owner of Landmarketing Homes, LLC



Lisa Logan
Hospitality | Director of Compensation & Benefits

FOOTNOTES

[1] Healthcare Cloud Computing Market worth over $79bn by 2027

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Payroll	$60,000	24.0%
Accounting	$5,400	2.2%
Legal -Admin	$37,800	15.1%
Tech -Product Development	$100,000	40.0%
Business Development	$4,300	1.7%
Marketing & Sales	$30,250	12.1%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in Correlate Health, Inc.. This offering must raise at least $10,000 by December 30, 2021 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Correlate Health may issue additional securities to raise up to $250,000, the offering's *maximum*.

$27,924 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,022,112 shares
× $0.71 per share

$2,855,700 implied valuation

PITCH DECK



DIGITAL H
CLOUD MARKET
CARE MANAGEME
Correlate

Open   Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 1, 2021
- Form C/A on April 29, 2021
- Form C/A on May 26, 2021
- Form C/A on July 2, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter
- Instagram

UPDATES

Jul 2, 2021 • Filed Form C/A

May 26, 2021 • Filed Form C/A

Apr 29, 2021 • Filed Form C/A

Apr 1, 2021 • Primary offering of 352,112 shares at $0.71

Apr 1, 2021 • Filed Form C

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